Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” within the Statement of Additional Information of AltShares Trust and to the use of our report dated February 14, 2020 with respect to the financial statement of Altshares Merger Arbitrage ETF (the sole series constituting AltShares Trust), as of February 7, 2020 included in the Statement of Additional Information in the Pre-Effective Amendment No. 2 to the Registration Statement (Form N-1A) of AltShares Trust under the Securities Act of 1933 (Registration No. 333-233772).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 18, 2020